Exhibit 99.1

dELiA*s

435 HUDSON STREET NEW YORK, NY 10014

TELEPHONE: 212-807-9060 FAX: 212-590-6500

dELiA*s Announces Fourth Quarter and Year End Fiscal 2006 Results

NEW YORK, NEW YORK – (BUSINESS WIRE) – April 5, 2007— dELiA*s, Inc. (Nasdaq: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced financial results for the fourth quarter and year ended February 3, 2007.

For the three months ended February 3, 2007 (fourteen weeks vs. thirteen weeks):

•	Total revenue increased by 14% to $89.4 million from $78.4 million last year.

•	Net income from continuing operations increased 41% for the quarter to $6.8 million or $0.21 per diluted share compared to last year’s $4.9 million or $0.17 per diluted share.

•

Same-store sales for the retail segment increased by 5% for the comparable fourteen-week periods, with total retail sales increasing by 39%. Net sales of the direct segment increased by 5% over the fourth quarter of fiscal 2005.

•

Overall gross margin decreased by 20 bps to 40.8% of sales, or $36.5 million, due to the retail segment growing as a percent of the total sales mix. Gross margin for both the retail and direct segments increased from year-ago levels.

•	SG&A expense was 32.6% versus 34.3% a year ago, an improvement of 170 bps.

•	Operating margin increased by 150 bps to 8.2% of sales, or $7.3 million.

Retail Segment Results

Net sales for the Company’s dELiA*s retail stores increased by 39% to $28.5 million for the quarter compared to last year’s $20.6 million. During the quarter, the Company opened four new premiere stores and closed three stores, including the remaining two outlet stores, to end the quarter and fiscal year with 74 premiere stores. Gross profit for the retail segment, which includes distribution, occupancy and merchandising costs, was $7.6 million versus last year’s $5.2 million, an increase of 45%. This improvement reflected the leveraging of occupancy and buying costs which were offset, in part, by a decrease in merchandise margins. Selling, general and administrative expenses, which includes allocated overhead, improved to 32.7% of sales from 34.7% last year, resulting in a narrowing of the quarterly loss for the segment to $1.8 million from $1.9 million.

Direct Segment Results

Net sales for the direct segment increased 5% to $60.8 million versus last year’s $57.8 million for the quarter. Gross profit was $28.9 million versus last year’s $26.9 million, an increase of 7%. This improvement reflected higher merchandise margins which more than offset an increase in shipping and handling costs. Selling, general and administrative expenses were up less than 1% in dollars and, therefore, improved by over 150 basis points to 32.6% of sales. Income from continuing operations for the direct segment thus improved by 26% to $9.1 million from $7.2 million.

Robert Bernard, Chief Executive Officer, stated: “We are pleased to have finished 2006 on a positive note and with good momentum in both of our business segments. We are also encouraged by the continued top-line strength in both retail and direct into the first quarter of fiscal 2007. We remain focused on our plans for the long term and will invest appropriately in our older stores in fiscal 2007, and expect to add over twenty new stores this year and move into our new headquarters later this month. Our ongoing goal is to strengthen our Company on all levels and to continue to build the platform from which we can support our growth over the next five years and beyond.”

For the fiscal year ended February 3, 2007 (fiscal 2006 – 53 weeks vs. 52 weeks):

•	Total revenue increased by 14% to $257.6 million from $226.7 million last year.

•	Same-store sales for the retail segment decreased by 2% for the year, with total retail segment sales increasing by 22%. Net sales for the direct segment increased by 10%.

•	Gross profit increased by 16% to $101.8 million or 39.5% of sales, compared to $88.1 million or 38.9% of sales.

•	SG&A expense was 37.2% versus 38.3% a year ago, an improvement of over 110 bps.

•	Income from continuing operations before interest and taxes increased to $6.1 million, or 2.3% of sales, up from approximately breakeven in the previous year.

•

Net income for the fiscal year was $5.8 million or $0.18 per fully-diluted share compared to a loss from continuing operations and before the cumulative effect of the change in accounting principle of $0.7 million or $0.03 per fully-diluted share last year.

Retail Segment Results

Net sales for the Company’s dELiA*s retail stores increased by 22% to $84.1 million for the fifty-three weeks in fiscal 2006 compared to last year’s $68.7 million for the fifty-two week period. For the fiscal year, the Company opened nineteen new stores, relocated one store, and closed four stores. Gross profit for the retail segment was 26.2% of sales versus last year’s 25.1%, an improvement of more than 110 basis points. Improved merchandise margins and leveraging of merchandising costs more than offset the impact of higher occupancy costs. Selling, general and administrative expenses, which includes allocated overhead, were 37.1% of sales versus 35.3% last year, due to the impact of higher payroll and other store costs, resulting in an increase in the segment loss for the year to $9.2 million from $7.0 million.

Direct Segment Results

Net sales for the direct segment increased by 10% in fiscal 2006 to $173.5 million versus last year’s $158.0 million. Gross profit, due to a lower proportion of markdowns, increased by 13% to 46.0% of sales versus last year’s 44.9%. Selling, general and administrative expenses, due to leveraging of catalog and other costs, improved by almost 250 basis points to 37.2% of sales. Income from continuing operations for the direct segment thus more than doubled to $15.2 million from $7.2 million.

Conference Call Information

A conference call to discuss fiscal 2006 fourth quarter and year end results is scheduled for Thursday, April 5, 2007 at 8:30 am Eastern Daylight Savings Time. The conference call will be web-cast live at www.deliasinc.com. A replay of this call will be available on our website for one year, and can also be accessed until May 6, 2007 by dialing (888) 286-8010, Passcode 37067988.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and, for dELiA*s, mall-based specialty retail stores.

Safe Harbor Language

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “project,” and “intend,” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

CONTACT:
dELiA*s, Inc.	ICR
Stephen A. Feldman	Joseph Teklits/Jean Fontana
212.807.9060	203.682.8200

dELiA*s, Inc.

Consolidated Statements of Operations

(In Thousands)

	For the Three Months Ended
	February 3, 2007		January 28, 2006
	(14 weeks)		(13 weeks)
Net revenues	$89,364	100.0%	$78,366	100.0%
Cost of goods sold	52,876	59.2%	46,215	59.0%

Gross profit	36,488	40.8%	32,151	41.0%

Operating expenses:
Selling, general and administrative expenses	29,174	32.6%	26,883	34.3%

Income from continuing operations before interest income (expense) and income taxes	7,314	8.2%	5,268	6.7%
Interest income (expense), net	131	0.1%	(364)	-0.4%

Income from continuing operations before income taxes	7,445	8.3%	4,904	6.3%
Provision for income taxes	611	0.7%	46	0.1%

Income from continuing operations	6,834	7.6%	4,858	6.2%
Loss from discontinued business, net of taxes	—	0.0%	(207)	-0.3%
Net income	$6,834	7.6%	$4,651	5.9%

Basic net income per share of Common Stock:
Income from continuing operations	$0.23		$0.21
Loss from discontinued operations, net of taxes	—		(0.01)

Basic net income attributable to common stockholders per share	$0.23		$0.20

Diluted net income per share of Common Stock:
Income from continuing operations	$0.21		$0.17
Loss from discontinued operations, net of taxes	—		—

Diluted net income attributable to common stockholders per share	$0.21		$0.17

WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	30,293,755		23,449,415

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	32,116,107		28,168,604

dELiA*s, Inc.

Consolidated Statements of Operations

(In Thousands)

	For the Fiscal Years Ended
	February 3, 2007		January 28, 2006
	(53 weeks)		(52 weeks)
Net revenues	$257,618	100.0%	$226,730	100.0%
Cost of goods sold	155,780	60.5%	138,597	61.1%

Gross profit	101,838	39.5%	88,133	38.9%

Operating expenses:
Selling, general and administrative expenses	95,757	37.2%	86,928	38.3%
Impairment of long-lived assets	0	0.0%	889	0.4%
Restructuring charges	0	0.0%	144	0.1%

Total Operating expenses	95,757	37.2%	87,961	38.8%
Income from continuing operations before interest income (expense) and income taxes	6,081	2.3%	172	0.1%
Interest income (expense), net	205	0.1%	(799)	-0.3%

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	6,286	2.4%	(627)	-0.2%
Provision for income taxes	532	0.2%	119	0.1%

Income (loss) from continuing operations before cumulative effect of change in accounting principle	5,754	2.2%	(746)	-0.3%
Loss from discontinued business, net of taxes	0	0.0%	(11,268)	-5.0%

Income (loss) before cumulative effect of change in accounting principle	5,754	2.2%	(12,014)	-5.3%
Cumulative effect of change in accounting principle	0	0.0%	1,702	0.8%

Net income (loss)	$5,754	2.2%	$(10,312)	-4.5%

Basic net income(loss) per share of Common Stock:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.21		$(0.03)
Loss from discontinued operations, net of taxes	—		(0.48)
Cumulative effect of change in accounting principle	—		0.07

Basic net income(loss) attributable to common stockholders per share	$0.21		$(0.44)

Diluted net income(loss) per share of Common Stock:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.18		$(0.03)
Loss from discontinued operations, net of taxes	—		(0.48)
Cumulative effect of change in accounting principle	—		0.07

Basic net income (loss) attributable to common stockholders per share	$0.18		$(0.44)

WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	27,545,738		23,379,602

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	31,564,157		23,379,602

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 3, 2007	January 28, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$28,874	$2,523
Inventories, net	31,680	25,832
Prepaid catalog costs	3,157	3,621
Due from Alloy, Inc.	—	8,155
Other current assets	6,759	2,943

Total current assets	70,470	43,074

Property and equipment, net	39,543	24,886
Goodwill	40,204	40,204
Intangible assets, net	2,610	2,763
Other noncurrent assets	678	483

Total assets	$153,505	$111,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,821	$12,316
Current portion of mortgage note payable	139	106
Accrued expenses and other current liabilities	27,549	25,104

Total current liabilities	45,509	37,526

Deferred credits and other long term liabilities	7,723	3,781
Long-term portion of mortgage note payable	2,406	2,574

Total liabilities	55,638	43,881

Commitments and contingencies
Stockholders’ Equity:
Common Stock; $.001 par value; 100,000,000 shares authorized; 30,745,497 and 23,520,474 shares issued and outstanding	30	24
Additional paid-in capital	94,975	70,397
Retained Earnings (Accumulated deficit)	2,862	(2,892)

Total stockholders’ equity	97,867	67,529

Total liabilities and stockholders’ equity	$153,505	$111,410

Working Capital	24,961	5,548

dELiA*s Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For The Fiscal Years Ended
	February 3, 2007	January 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,754	$(10,312)
Less: Net loss from discontinued operations	—	(11,268)
Less: Cumulative effect of change in accounting principle	—	1,702

Income (loss) from continuing operations	5,754	(746)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on sale of property and equipment	100	50
Depreciation and amortization	5,907	4,993
Impairment of long-lived assets	—	889
Stock based compensation	1,094	—
Noncash management fees with Alloy, Inc.	—	289

Changes in operating assets and liabilities:
Inventories, net	(5,848)	(742)
Prepaid catalog costs and other current assets	(3,153)	(2,151)
Other noncurrent assets	299	(6)
Accounts payable, accrued expenses and other liabilities	11,895	4,084
Net impact of discontinued operations	—	(506)

Net cash provided by operating activities	16,048	6,154

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,511)	(11,654)
Sale and disposal of capital assets	—	34
Proceeds from sale of discontinued operations	—	13,148
Net impact of discontinued operations	—	(41)

Net cash (used in) provided by investing activities	(20,511)	1,487

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from Alloy, Inc.	8,155	—
Payment of mortgage note	(135)	(111)
Payments of capitalized lease obligations	(10)	(10)
Proceeds from private placement	—	1,201
Proceeds from rights offering, net of expenses	19,828	—
Proceeds from exercise of employee stock options	2,976	12
Net cash transfers (to) from Alloy, Inc.	—	(12,681)
Net impact of discontinued operations	—	(32)

Net cash provided by (used in) financing activities	30,814	(11,621)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	26,351	(3,980)
CASH AND CASH EQUIVALENTS, beginning of period	2,523	6,503

CASH AND CASH EQUIVALENTS, end of period	$28,874	$2,523

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITY:
Cash paid during the period for:
Interest	$417	$527
Income taxes	$145	$70
Net noncash transfers from Alloy, Inc.	$686	$8,685

dELiA*s, Inc.

Selected Operating Data

	Three Months Ended		Year Ended
	February 3, 2007	January 28, 2006	February 3, 2007		January 28, 2006
Channel Net Sales:

Retail	$28,534	$20,570	$84,094		$68,700
Direct:
Catalog	$16,883	$18,681	$48,998		$52,523
Internet	$43,947	$39,115	$124,526		$105,507

	$89,364	$78,366	$257,618		$226,730

Internet %	72%	68%	72%		67%

Catalogs Mailed	13,871	13,889	70,252		67,198

Number of Stores:
Beginning of period	73	62	59		55
Opened	4	1	20	*	11
Closed	3	4	5	*	7

End of Period	74	59	74		59

Total Gross Sq. Ft @ End of Period	279.2	218.3	279.2		218.3
Total Gross Sq. Ft @ End of Period - Premiere	279.2	210.5	279.2		210.5

* Totals include one store relocated during the period